Exhibit 23.2

CliftonLarsonAllen LLP CLAconnect.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 3, 2023, with respect to the consolidated balance sheet of HMN Financial, Inc. and Subsidiaries as of December 31, 2022, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for the year then ended, which appears in the December 31, 2023 annual report on Form 10-K of HMN Financial, Inc. and Subsidiaries and in the Registration Statements of HMN Financial, Inc. and Subsidiaries Nos. 33-94388, 33-94386, 333-64232, 333-158893, 333-217714 on Form S-8, and No. 333-156883 on Form S-3.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 15, 2024